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EXHIBIT 10.24
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BUSINESS PURCHASE AGREEMENT

BUSINESS PURCHASE AGREEMENT, dated as of July 14, 1999 (the 'Agreement"), between USURF America, Inc., a Nevada corporation ("Purchaser"), and Mark
Bove ('Owner"), d/b/a usurf.com, a sole proprietorship (the "Proprietorship").

WHEREAS, the Proprietorship operates as an Internet web site facilitating and conducting electronic commerce, or e-commerce, over the Internet; and

WHEREAS, Owner is the sole owner of the Proprietorship; and

WHEREAS, Purchaser desires to purchase all of the assets of the Proprietorship, including the name, good will and contract rights, from Owner, and Owner desires to sell all of the assets, including the name, good will and contract rights, of the Proprietorship to Purchaser (the "Purchase"); and

WHEREAS, each of the parties to this Agreement desires to make certain representations, warranties and agreements in connection herewith and also to prescribe various conditions thereto; and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Purchaser and Owner hereby agree as follows:

ARTICLE I. THE PURCHASE

Section 1.1. Purchase and Sale. Owner hereby sells to Purchaser and Purchaser hereby buys from Owner all of the assets of the Proprietorship (a list of such assets being attached hereto as Exhibit "A" and incorporated herein by this reference), including, but not limited to, (a) the name and good will, (b) the following Internet domain names, and all of the rights thereto and content contained therein, (i) www.usurf.com, (ii) www.yousurf.com and (iii) www.yousurf.net, (c) all of the content of each such Internet domain and (d) any and all rights arising out of revenue-sharing arrangements and "click- through" relationships with e-commerce companies, all at the price and subject to all of the terms and conditions set forth herein.

Section 1 2. Liabilities. Purchaser does not assume, nor does Purchaser agree to assume, pay, discharge or perform any obligations, liabilities, including, without limitation, taxes of any nature and description owed or accrued as of the date of this Agreement and as of Closing, or commitments of Owner, including, but not limited to, any equipment or real estate leases, obligations of any kind to present or former employees, sales representatives and independent contractors. Further, Owner hereby indemnifies and holds Purchaser harmless as to any and all liabilities, claims, loss or damage arising out of the operations of the business conducted under the name "usurf.com" carried on by Owner prior to the Closing and, in the event of any suit or other proceeding related to any such liability, claim, loss or damage, Owner shall provide, at his sole expense, a defense thereto.

Section 1.3. Purchase Price; Payment. The purchase price for the
Proprietorship, including the assets described in Section 1.1, shall be $600,000, payable by delivery, at the Closing hereunder, of 150,000 of Purchaser s $0001 par value common stock (the "Acquisition Stock"), which shares shall be valued at $4.00 per share.

Section 1.4. Delivery of Bill of Sale and Assignment. At the Closing, Owner shall deliver to Purchaser a Bill of Sale and Assignment, substantially in the form of Exhibit "B" attached hereto, relating to the assets of the Proprietorship purchased and sold hereunder.
Section 1.5. Allocation of Purchase Price. The purchase price may be allocated among the assets acquired hereunder by Purchaser, in its sole discretion.

Section 1.6. Closing. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place (a) at the offices of the Proprietorship at 2:00 p.m., local time, on July 27,1999, or (b) at such other time and place and on such other date as all of the parties shall agree in writing (the "Closing Date").

ARTICLE II. FURTHER AGREEMENTS

Section 2.1. Registration Rights. Owner, as the recipient of the shares of Acquisition Stock to be delivered by Purchaser hereunder, shall have the registration rights with respect to his shares of the Acquisition Stock as are set forth in the form of Registration Rights Letter Agreement (the "Registration Agreement") attached hereto as Exhibit "C". Purchaser agrees and undertakes that is shall, with all reasonable diligence, prepare, file and pursue to effectiveness a registration statement which shall include, in part, certain of the shares of the Acquisition Stock as required by the Registration Agreement.

Section 2.2. Consulting. As further inducement for Purchaser to execute this Agreement, Owner agrees that, for a period of two months following the Closing hereunder, Owner shall provide consulting services to Purchaser relating to the business and assets that are the subject of this Agreement. During such two- month period, Owner shall provide to Purchaser up to 15 hours of consulting services per week, during normal business hours of Owner; provided, however, that Purchaser shall pay Owner s reasonable out-of-pocket expenses, including, without limitation, travel, lodging and per diem expenses, associated with his performing the consulting services on behalf of Purchaser.

Section 2.3. Further Action. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

Section 2.4. Public Announcements. Purchaser shall have the exclusive right to issue a press release or otherwise make any public statements with respect to the transactions contemplated by this Agreement.

Section 2.5. Access to Information: Confidentiality. (a) From the date hereof to the Closing Date, Owner shall, and shall cause his affiliates, managers, officers, employees, auditors and agents to, afford the officers, employees and agents of Purchaser complete access at all reasonable times to the Proprietorship s officers, employees, agents, properties, offices, plants and other facilities and to all books and records, and shall furnish Purchaser with all financial, operating and other data and information as Purchaser, through its officers, employees or agents, may reasonably request; provided, however, that Owner shall not be required to provide access or furnish information which it is prohibited by law or contract to provide or furnish.

(b) Each of Purchaser and Owner shall, and shall cause their respective affiliates and their respective officers, directors, employees and agents, to hold in strict confidence all data and information obtained by them from one another or their respective subsidiaries, affiliates, directors, officers, employees and agents (unless such information is or becomes readily ascertainable from public or published information or trade sources or public disclosure or such information is required by law) and shall insure that such officers, directors, employees and agents do not disclose such information to others without the prior written consent of Purchaser and Owner, as the case may be.

(c) In the event of the termination of this Agreement, Purchaser shall, and shall cause its affiliates, officers, directors, employees and agents to,
(i) return promptly every document furnished to it by Owner or any of Owner s affiliates, managers, officers, employees and agents in connection with the transactions contemplate hereby and any copies thereof, and (ii) cause others to whom such documents may have been furnished promptly to return such documents and any copies thereof Purchaser may have made.
(d) No investigation pursuant to this Article II shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

Section 2.6. Notification of Certain Matters. Owner shall give prompt notice to Purchaser of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate, and (b) any failure of Owner to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Article II shall not limit or otherwise affect the remedies available to Purchaser hereunder. Purchaser shall give prompt notice to Owner of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would be likely to cause a representation or warranty contained in this Agreement to be untrue or inaccurate, and (b) any failure of Purchaser to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Article II shall not limit or otherwise affect the remedies available to Owner hereunder.

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Owner that:

Section 3.1. Organization and Corporate Authority. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and is qualified to do business as a foreign corporation in all jurisdictions where the ownership of property or maintenance of an office would require qualification. Purchaser has all requisite corporate power and authority, governmental permits, consents, authorizations, registrations, licenses and memberships necessary to own its property and to carry on its business in the places where such properties are now owned and operated or such business is being conducted.

Section 3.2 Authority Relative to this Agreement. Purchaser has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser if the transactions contemplated hereby have been duly authorize by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and, assuming the due execution and delivery by Owner, constitutes a legal, valid and binding obligation of Purchaser.

Section 3.3. No Conflict: Required Filings and Consents. (a) The execution and delivery of this Agreement by Purchaser do not, and the performance of this Agreement by Purchaser shall not, (i) conflict with or violate either the Articles of Incorporation or Bylaws of Purchaser, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Purchaser or by which it or its properties is bound or affected, or (iii) result in any breach of or constitute a default ( or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of Purchaser pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Purchaser is a party or by which Purchaser or any of its properties is bound or affected, except for any such breaches, defaults or other occurrences which would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The execution and delivery of this Agreement by Purchaser do not, and the performance of this Agreement by Purchaser shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except for applicable requirements of the Securities Act of 1933, as amended (the "'33 Act"), the Securities Exchange Act of 1934 (the "'34 Act") and State securities laws.

Section 3.4. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Purchaser.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF OWNER

Owner hereby represents and warrants to Purchaser that, except as set forth in the Disclosure Schedule delivered prior to the date which is three days prior to the Closing Date by Owner to Purchaser (the "Owner Disclosure Schedule"):

Section 4.1. Status. The Proprietorship is the sole proprietorship of Owner doing business under the fictitious name "usurf.com" in the City of Burbank, County of Los Angeles, California, and has the requisite power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders to own, operate or lease the properties that it purports to own, operate or lease and to carryon its business as it is now being conducted, and is duly qualified as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures which, when taken together with all other such failures, would not have a Material Adverse Effect. The Proprietorship has not received any notice of proceedings relating to the revocation or modification of any such franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals or orders. The term "Material Adverse Effect" as used in this Article IV, means any change in or effect on the business of the Proprietorship that is or is reasonably likely to be materially adverse to the business, operations, properties (including intangible properties), prospects, condition (financial or otherwise), assets or liabilities of the Proprietorship taken as a whole.

Section 4.2. Options. Except as set forth in the Owner Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the purchase of any such interest in the Proprietorship or obligating Owner to sell any interest in the Proprietorship.

Section 4.3. No Conflict: Required Filings and Consents. (a) The execution and delivery of this Agreement by Owner does not, and the performance of this Agreement by Owner shall not, (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Owner or the Proprietorship or by which its properties are bound or affected, or (ii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Proprietorship pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Proprietorship is a party or by which the Proprietorship or its properties are bound or affected, except for such breaches, defaults or other occurrences which would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The execution and delivery of this Agreement by Owner does not, and the performance of this Agreement shall not, require any consent, approval, authorization or permit of, or filing with or notification of, any governmental or regulatory authority, domestic or foreign.

Section 4.4. Compliance. The Proprietorship is not in conflict with, or in default or violation of, (a) any law, rule, regulation, order, judgment or decree applicable to the Proprietorship or by which its properties are bound or affected, including, without limitation, health and safety, environmental and civil rights laws and regulations and zoning ordinances and building codes, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, easement, consent, order or other instrument or obligation to which the Proprietorship is a party or by which the Proprietorship or its properties are bound or affected, except for any such conflicts, defaults or violations which would not have, individually or in the aggregate, a Material Adverse Effect.

Section 4.5. Financial Statements. Owner has delivered, as part of the Owner Disclosure Schedule, to Purchaser copies of the unaudited financial statements of the Proprietorship since inception through June 30, 1999, which financial statements are accurate to the best knowledge of Owner.

Section 4.6. Absence of Certain Changes or Events. Since June 30, 1999, except as contemplated by this Agreement or disclosed in the Owner Disclosure Schedule, the Proprietorship has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (a) any change in the financial condition, results of operations, business or prospects of the Proprietorship having a Material Adverse Effect, (b) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of the Proprietorship having a Material Adverse Effect, (c) any material change by the Proprietorship in its accounting methods, principles or practices, or (d) any revaluation by the Proprietorship of any of its assets, including, without limitation, writing down the value of inventory or any notes, accounts receivable or other investments which would, individually or in the aggregate, exceed five percent of the total assets of the Proprietorship as reflected on the financial statements of the Proprietorship delivered to Purchaser hereunder.

Section 4.7. Absence of Litigation. Except as disclosed in the Owner Disclosure Schedule, there are no claims, actions, proceedings or investigations pending or, to the best knowledge of Owner, threatened against the Proprietorship, or any properties or rights of the Proprietorship, before any court, arbitrator, or administrative, governmental or regulatory authority or body, that, individually or in the aggregate, would have a Material Adverse Effect. As of the date hereof, neither Owner, the Proprietorship nor its properties is subject to any order, writ, judgment, injunction, decree, determination or award having a Material Adverse Effect.

Section 4.8. Labor Matters. Except as set forth in the Owner Disclosure Schedule, (a) there are no controversies pending or, to the knowledge of Owner, threatened, between the Proprietorship and any of its employees, which controversies have a Material Adverse Effect; and (b) the Proprietorship is not a party to any collective bargaining agreement or other labor union contract.

Section 4.9. Contracts. The Owner Disclosure Schedule lists or describes all contracts authorizations, approvals or arrangements to which Owner and/or the Proprietorship is a party, or by which it is bound, as of the date hereof, and which (a) obligates or may obligate Owner and/or the Proprietorship to pay more than $500; or (b) are financing documents, loan agreements or agreements providing for the guarantee of the obligations of any party in each case involving an obligation in excess of $1,000.

Section 4.10. Title to Property and Leases. (a) Each asset owned or leased by Owner and/or the Proprietorship is owned or leased free and clear of any mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind.

(b) All leases of real property leased for the use or benefit of the Proprietorship to which Owner and/or the Proprietorship is a party, and all amendments and modifications thereof are in full force and effect and have not been modified or amended and there exists no material default under the leases by Owner and/or the Proprietorship, nor any event which, with the giving of notice or lapse of time, or both, would constitute a material default thereunder by Owner and/or the Proprietorship.

(c) A statement describing all assets and liabilities, absolute and contingent, of the Proprietorship is included in the Owner Disclosure Schedule.

Section 4.11. Insurance. All material properties of the Proprietorship are covered by valid and currently effective insurance policies issued in favor of Owner and/or the Proprietorship, in such amounts and against such risks and losses as are customary in their locales of operation for companies operating similar businesses and operations, and Owner and/or the Proprietorship is included as an insured party under such policies, with full rights as a loss payee. Copies of all such insurance policies shall be included in the Owner Disclosure Schedule.

Section 4.12. Taxes. Owner has filed all federal and state tax returns and reports and, to the best of Owner s knowledge, all state, local and foreign tax returns and reports required to be filed have been filed and Owner has paid and discharged all taxes, including sales and use taxes, shown as due thereon and has paid all applicable state and local ad valorem taxes as are due, except such as are being contested in good faith by appropriate proceedings and except for such filings, payments or other occurrences which would not have a Material Adverse Effect. Neither the IRS nor any other taxing authority or agency is now asserting or, to the best of Owner s knowledge, threatening to assert against Owner any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith. Owner has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any federal, state, county, municipal or foreign income tax.

Section 4.13. No Legal Disability. Owner represents and warrants to Purchaser that he is under no legal disability with respect to entering into this Agreement.

Section 4.14. Ownership of the Proprietorship. Owner represents and warrants that he is the sole owner of the Proprietorship free and clear of any encumbrances and liens, except as disclosed in the Owner Disclosure Schedule.

Section 4.15. Cooperation of Owner. Owner represents and warrants that he will assist and cooperate with Purchaser s attorneys and accountants as is necessary for Purchaser to comply with applicable provisions of the '33 Act and the '34 Act, including the rules and regulations promulgated thereunder.

Section 4.16. Receipt of Disclosure. Owner hereby represents and warrants that he has received and reviewed all of the following documents: (a) Annual Report on Form 1 O-KSB for the year ended December 31, 1998, (b) Quarterly Report on Form 10-QSB for the period ended March 31, 1999, (c) Current Report on Form 8-K/A, date of event reported: January 29, 1999, and ( d) Current Report on Form 8-K, date of event reported: July 6, 1999. With respect to such information, Owner further represents and warrants that he has had an opportunity to ask questions of, and to receive answers from, the officers of Purchaser.

Section 4.17. Representations Relating to Acquisition Stock. Owner represents and warrants to Purchaser that the shares of Acquisition Stock being acquired pursuant to this Agreement are being acquired for his account and for investment and not with a view to the public resale or distribution of such shares and further acknowledges that the shares of Acquisition Stock being issued have not been registered under the '33 Act or any state securities law and are "restricted securities, as that term is defined in Rule 144 promulgated by the Securities and Exchange Commission, and must be held indefinitely, unless they are subsequently registered or an exemption from such registration is available.

Section 4.18. Consent to Legend. Owner consents to the placement of a legend restricting future transfer on the share certificates representing the Acquisition Stock delivered hereunder, which legend shall be in the following, or similar, form:

"THE STOCK REPRESENTED BY THIS CERTIFICATE HAS BEEN ISSUED IN RELIANCE UPON THE EXEMPTION FROM REGISTRATION AFFORDED BY SECTION 4(2) OF THE SECURITIES ACT OF 1933, AS AMENDED. THE STOCK MAY NOT BE TRANSFERRED WITHOUT
REGISTRATION EXCEPT IN TRANSACTIONS EXEMPT FROM SUCH REGISTRATION."

ARTICLE V. CONDUCT OF BUSINESS PRIOR TO THE CLOSING

Section 5.1. Conduct of Business by the Proprietorship Prior to the Closing. Owner covenants and agrees that, between the date of this Agreement and the Closing Date, unless Purchaser shall otherwise agree in writing, the business of the Proprietorship shall be conducted only in, and the Proprietorship shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and Owner shall use its best efforts to preserve substantially intact the business organization of the Proprietorship, to keep available the services of the present officers, managers, employees and consultants of the Proprietorship and to preserve the present relationships of the Proprietorship with customers, suppliers and other persons with which the Proprietorship has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, Owner shall not cause the Proprietorship to do, or propose to do, any of the following without the prior written consent of Purchaser, which consent shall not be unreasonably withheld: (a) issue, sell, pledge, dispose of, encumber or authorize the issuance, sale, pledge, disposition or encumbrance of (i) any interest of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any ownership interest, in the Proprietorship or
(ii) any assets of the Proprietorship or any other material assets of the Proprietorship other than in the ordinary course of business consistent with past practices;

(b) (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guaranty or endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business and consistent with past practice; (iii) authorize any single capital expenditure which is in excess of $1,000 or capital expenditures which are, in the aggregate, in excess of $3,000 for the Proprietorship, or (iv) enter into or amend any contract, agreement, commitment or arrangement to any of the effects set forth in this paragraph (b) of Section 5.1 ;

(c) increase the compensation payable or to become payable to its managers, officers or employees, except for increases in salary or wages of employees of the Proprietorship who are not managers or officers of the Proprietorship in accordance with past practices, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any manager, officer or employee of the Proprietorship, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any managers, officers or employees;

(d) take any action other than in the ordinary course of business and in a manner consistent with past practice with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payments of accounts payable and collection of accounts receivable);

(e) settle or compromise any material federal, state, local or foreign income tax liability; or

(f) pay, discharge, compromise or consent to any arrangements concerning or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, compromise, settlement, arrangement or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements of the Proprietorship or incurred in the ordinary course of business and consistent with past practice.

Section 5.2. Third Party Consents. Each party to this Agreement shall use its best efforts to obtain, as soon as reasonably practicable, all permits, authorizations, consents, waivers and approvals from third parties or governmental authorities necessary to consummate this Agreement and the transactions contemplated hereby.

ARTICLE VI. CONDITIONS OF THE PURCHASE

Section 6.1. Conditions to Obligation of Each Party to Effect the Purchase. The respective obligations of each party to effect the Purchase shall be subject to the fulfillment of all of the following conditions precedent at or prior to the Closing Date:

(a) No Order. No United States or state governmental authority or other agency or commission or United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the purchase and sale of the Interests contemplated hereunder illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement.

(b) No Challenge. There shall not be pending or threatened any action, proceeding or investigation before any court or administrative agency by any government agency or any other person challenging, or seeking material damages in connection with the purchase and sale of the assets of the Proprietorship contemplated hereunder or otherwise materially adversely affecting the business, assets, prospects, financial condition or results of operations of the Proprietorship.

Section 6.2. Additional Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the Purchase are also subject to the fulfillment of all of the following conditions precedent at or prior to the Closing Date:

(a) Due Diligence Investigation. Purchaser s obligations hereunder shall be subject to its due diligence investigation of the Proprietorship whereby Purchaser shall not find any unacceptable (as determined by Purchaser in its sole discretion) item, condition or liability (an "Unacceptable Item"). Should Purchaser find an Unacceptable Item with respect to the Proprietorship, Purchaser shall notify Owner in writing of such finding and this Agreement shall become null and void, with no party having liability hereunder. Purchaser s written notice pursuant to this Section 6.2(a) shall be delivered to Owner prior to the close of business on the date that is 14 days from the date of the mutual execution of this Agreement. Should no written notice be delivered by Purchaser under this Section 6.2(a) prior to such date, Purchaser will be deemed to have not found an Unacceptable Item with respect to the Proprietorship.

(b) Representations and Warranties. The representations and warranties of Owner contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date, and Purchaser shall have received a Certificate of the Owner of the Proprietorship which is to that effect, which certificate shall be in the form attached hereto as Exhibit "D".

(c) Consents Obtained. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Owner for the authorization, execution and delivery of this Agreement and the consummation by her of the transactions contemplated hereby shall have been obtained and made by Owner.

(d) No Material Adverse Change. There shall have been no material adverse change in the condition, fina.ncial or otherwise, of the Proprietorship.

(e) Deliveries at Closing. At or prior to the Closing, Owner shall have delivered to Purchaser the following:

(1) A Bill of Sale and Assignment, in the form of Exhibit 'B" attached hereto, duly executed;

(2) One or more duly executed Assignments of the Proprietorship s rights under thee-commerce agreements listed in Exhibit "A" attached hereto, which Assignments shall be in a form acceptable to Purchaser; and

(3) A Certificate of the Owner, in the form of Exhibit "D" attached hereto, duly executed.

Section 6.3. Additional Conditions to Obligation of Owner. The obligation of Owner to effect the Purchase is also subject to fulfillment of all of the following conditions precedent, at or prior to the Closing Date:

(a) Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date, and the Company shall have received a Certificate of the President of Purchaser which is to that effect, which certificate shall be in the form attached hereto as Exhibit "E".

(b) Consents Obtained. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Purchaser for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained and made by Purchaser.

(c) Deliveries at Closing. At or prior to the Closing, Purchaser shall have delivered to Owner the following:

(1) A certificate representing 150,000 shares (the Acquisition Stock) of the $0001 par value common stock of Purchaser;

(2) The Registration Agreement, in the form of Exhibit "C" attached hereto, duly executed; and

(3) A Certificate of the President of Purchaser, in the form of Exhibit "E" attached hereto, duly executed.

ARTICLE VII. INDEMNIFICATION

Section 7.1. General Indemnification Covenants -Owner. Owner shall indemnify, save and keep Purchaser and its affiliates, agents, attorneys, successors and permitted assigns (the "Purchaser Indemnitees"), harmless against and from all liability , demands, claims, actions or causes of action, assessments, losses, fines, penalties, costs, damages and expenses, including reasonable attorneys fees, disbursements and expenses (collectively, the "Damages"), sustained or incurred by any of the Purchaser Indemnitees as a result of, arising out of or by virtue of any misrepresentation, breach of any warranty or representation or non-fulfillment of any agreement or covenant on the part of Owner, whether contained in this Agreement or any exhibit or schedule hereto or any written statement or certificate furnished or to be furnished to Purchaser pursuant hereto or in any closing document delivered by Owner in connection herewith.

Section 7.2. General Indemnification Covenants -Purchaser. Purchaser shall indemnify, save and keep Owner and his affiliates, agents, attorneys, successors and permitted assigns (the "Owner Indemnitees"), harmless against and from all liability, demands, claims, actions or causes of action, assessments, losses, fines, penalties, costs, damages and expenses, including reasonable attorneys fees, disbursements and expenses (collectively, the "Damages"), sustained or incurred by any of the Owner Indemnitees as a result of, arising out of or by virtue of any misrepresentation, breach of any warranty or representation or non-fulfillment of any agreement or covenant on the part of Purchaser, whether contained in this Agreement or any exhibit or schedule hereto or any written statement or certificate furnished or to be furnished to Owner pursuant hereto or in any closing document delivered by Purchaser in connection herewith.

Section 7.3. Tax Indemnity. (a) Owner hereby agrees to pay, indemnify, defend and hold Purchaser harmless from and against any and all taxes associated with the operations of the Proprietorship with respect to any period (or any portion thereof) up to and including the Closing Date, except for taxes associated with the operations of the Proprietorship which are reflected as current liabilities for taxes that exist as of the Closing Date ("Current Tax Liabilities") on the financial statements delivered to Purchaser hereunder, together with all reasonable legal fees, disbursements and expenses incurred by Purchaser in connection therewith.

(b) Owner shall prepare and file any tax return with respect to the operations of the Proprietorship which is required to be filed after the Closing Date and which relates to any period (or portion thereof) up to and including the Closing Date.

(c) The indemnity provided for in this Section 7.3 shall be independent of any other indemnity provision hereof and, anything in this Agreement to the contrary notwithstanding, shall survive until the expiration of the applicable statutes of limitation for the taxes referred to herein, and any taxes subject to the indemnification for taxes set forth in this Section
7.3 shall not be subject to the provisions of Sections 8.1 or 8.4 hereof.

Section 7.4. Release by Owner. Owner hereby releases and discharges Purchaser and each of its officers, directors, agents and attorneys from, and agrees and covenants that, in no event, will Owner commence any litigation or other legal or administrative proceeding against, Purchaser or any of its officers, directors, agents or attorneys, whether in law or equity, relating to any and all claims and demands, known and unknown, suspected and unsuspected, disclosed and undisclosed, for damages, actual or consequential, past, present and future, arising out of or in any way connected with her ownership or alleged ownership of the Proprietorship prior to the Closing Date, other than claims or demands arising out of the transactions contemplated by this Agreement.

Section 7.5. Release by Purchaser. Purchaser hereby releases and discharges Owner and each of his affiliates, agents and attorneys from, and agrees and covenants that, in no event, will Purchaser commence any litigation or other legal or administrative proceeding against, Owner or any of his affiliates agents or attorneys, whether in law or equity, relating to any and all claims and demands, known and unknown, suspected and unsuspected, disclosed and undisclosed, for damages, actual or consequential, past, present and future, other than claims or demands arising out of the transactions contemplated by this Agreement.

ARTICLE VIII. TERMINATION, AMENDMENT AND WAIVER

Section 8.1. Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) By mutual written consent of the parties hereto; or

(b) By either Purchaser or Owner, if (i) any governmental or regulatory body, the consent of which is a condition to the obligations of Purchaser and Owner to consummate the transactions contemplated hereby, shall not have been secured, or (ii) any court of competent jurisdiction in the United States or any state shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the purchase and sale of the Interests contemplated hereunder and such order, judgment or decree shall have become final and non-appealable.

Section 8.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of either Purchaser or its officers or directors, or Owner, except that nothing in this Section 8.2 shall relieve any party from liability for any breach of this Agreement.

Section 8.3. Expenses. Unless otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Purchase is consummated.

Section 8.4. Amendment. This Agreement may be amended by the parties hereto at any time prior to the Closing Date. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 8.5. Waiver. At any time prior to the Closing Date, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (C) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE IX. GENERAL PROVISIONS

Section 9.1. Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall survive the Closing Date indefinitely.

Section 9.2. Publicity. (a) The right to publicize the execution of this Agreement and the Closing hereunder shall be that of Purchaser.

(b) The existence of this Agreement and the knowledge of the future consummation or termination of this Agreement constitutes privileged and "insider" information as that term is used in the securities markets. Owner and each of the employees of the Proprietorship each agree that they will refrain from purchasing or selling any of the stock of Purchaser at any time when a material fact relating to this Agreement, its existence or performance, breach or termination are not made publicly announced by Purchaser.

Section 9.3. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

(a) If to Purchaser:                USURF America, Inc.
                                    8748 Quarters Lake Road
                                    Baton Rouge, Louisiana 70809

with copies to:                     Newlan & Newlan, Attorneys at Law
                                    819 Office Park Circle
                                    Lewisville, Texas 75057

(b) if to Owner:                    Mark Bove
                                    714 East Walnut Street
                                    Burbank, California 91501

with copies to:                     Natasha Hoiseck
                                    7844 Forsythe Street
                                    Sunland, California 91040

Section 9.4. Non-Waiver. The failure in anyone or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege conferred in this Agreement, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

Section 9.5. Arbitration. Any dispute arising under this Agreement, as well as any of the transactions contemplated hereby, shall be resolved by arbitration in Dallas, Texas, under the Rules of the American Arbitration Association, as then in effect. The determination and award of the arbitrator, which award may include punitive damages, shall be final and binding on the parties and may be entered as a judgment in any court of competent jurisdiction. It is expressly agreed that the arbitrators, as part of their award, can award attorneys fees to the prevailing party.
Section 9.6. Binding Effect: Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, including, without limitation, third party beneficiary rights.

Section 9.7. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 9.8. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings, both oral and written, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

Section 9.9. Assignability. This Agreement shall not be assignable by either party or by operation of law, except with the express written consent of each other party.

Section 9.10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas applicable to contracts executed in and to be performed in such State.

Section 9.11. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.12. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, Purchaser and Owner have caused this Agreement to be executed as of the date first written above.

PURCHASER:

USURF AMERICA, INC.


By: /s/ David M. Loflin
        David M. Loflin, President

OWNER:


/s/ Mark Bove
Mark Bove